January 1, 1996



Mr. Richard J. Reason
4605 South Ocean Blvd., Apt. A-2
Highland Beach, FL  33487

                 EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENT

Dear Mr. Reason:

         This letter contains the terms and conditions upon which Monroe Engineering Products, Inc. ("Corporation") will continue to employ you.

         1. Title and Duties.

         You shall render services in an executive capacity on behalf of the Corporation. Your duties shall be consistent with the general duties of supervision and management usually vested as an executive of a corporation. You shall also assume such additional duties as may be reasonably assigned to you by the Board of Directors of the Corporation.

         Your office will be in the principal business office of the Corporation in Bloomfield Hills, Michigan, but you agree to take such trips and temporary assignments away from this office as may be required in the performance of your responsibilities as an executive.

         You shall devote your full business time and effort to the performance of your duties for the Corporation, in a manner consistent with your efforts prior to the sale of your shares. Your services to the Corporation shall be rendered to the best of

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Mr. Richard J. Reason
January 1, 1996
Page 2


your ability and with loyalty to the Corporation.

         2. Term.

         The term of this Agreement shall be for twenty-eight (28) months beginning on January 1, 1996, and terminating on April 30, 1998, except as to certain provisions of this Agreement that shall continue to survive. Thereafter this Agreement may be renewed by mutual agreement of Reason and the Corporation upon such terms and conditions as they shall agree, except that the provisions of Sections 3(b), 3(f) and 4 below shall continue as provided below.

         3. Compensation and Benefits.

         Your compensation for the services you render shall be as follows:

                  (a) Salary.

                      The Corporation shall pay you an annual salary of $200,004.00, payable in monthly installments of $16,667.00 (less applicable withholding and payroll taxes) on the 15th day of each month during the term of this Agreement. Provided, however, your salary shall be $25,000.00 (less applicable withholding and payroll taxes) per month until the later of May 1, 1996 or the date upon which a Chief Executive Officer shall be appointed by the Corporation.

                  (b) Health Benefits. During the term of this Agreement and in any case until April 30, 2001, you and your spouse will be




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Mr. Richard J. Reason
January 1, 1996
Page 3

entitled to participate in all health care benefit programs of the Corporation, as each or all may be modified from time to time by the board of directors, upon the same terms and at the same level as provided to management of the Corporation, provided that in no event shall the level of benefits provided to you under this Section 3(b) be reduced below that provided to you immediately before the date of this Agreement. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated as a result of your death or disability, your surviving spouse shall continue to receive the benefits under this Section 3(b) until the earlier of your surviving spouse's death and April 30, 2001.

                  (c) Vacation.

                  As long as you are working on a full-time basis for the Corporation, you shall be eligible to take sixty (60) business days of paid vacation during each year of employment. No more than fifteen (15) consecutive business days shall be taken as vacation time without the prior approval of the Corporation's board of directors, which shall not be unreasonably withheld.

                  (d) Automobile.

                  The Corporation shall provide for your use the Cadillac DeVille that was used by you immediately prior to the date of this Agreement and shall pay the reasonable operating and maintenance expenses for such vehicle, including insurance. Following the termination of this Agreement you shall have the right to purchase



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Mr. Richard J. Reason
January 1, 1996
Page 4

the Cadillac DeVille for its then net book value, the purchase price to be paid in cash.

                  (e) Bonus

                  The Corporation shall pay a bonus to you in the amount of $960,000.00 ("Bonus"), which Bonus shall be paid to you in immediately available funds on or before December 23, 1996. The obligation to pay the Bonus shall be secured by a Letter of Credit from Comerica Bank.

                  (f) Deferred Compensation

                  Commencing on May 1, 1998, the Corporation shall pay to you (whether employed by the Corporation or not) monthly deferred compensation payments in the amount of $2,000.00, payable on the first day of each month through and including the first day of April, 2001, and until you have received thirty-six (36) payments. This Section 3(f) is subject, however, to the following conditions:

                           (i) Death with Surviving Spouse. If you shall die
before April 1, 2001, the Corporation shall continue to make such monthly deferred compensation payments to your surviving spouse, if she shall survive you, until the total monthly deferred compensation payments made to you and your surviving spouse equals thirty-six (36) payments. If your surviving spouse survives you but dies before thirty-six (36) payments are paid by the Corporation, the Corporation shall not be obligated to continue


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Mr. Richard J. Reason
January 1, 1996
Page 5


payments beyond the day of death of your surviving spouse.

                           (ii) Death without Surviving Spouse. If you die on or
before April 1, 2001, and your spouse does not survive you, the Corporation shall not be obligated to continue payments beyond the day of your death.

                           (iii) Coordination with Terms of Employment. The
deferred compensation payments provided for in this Section 3(f) are in addition to any compensation and/or benefits provided for herein and/or to which you become entitled as a result of the renewal of this Agreement.

         4. Consulting Services - WINCO Litigation.

                  (a) You agree to provide consulting services to the Corporation relating to the lawsuit entitled Monroe Engineering Products, Inc. v WINCO ("WINCO Litigation") upon reasonable notice and at reasonable times. In exchange for your agreement to provide consulting services relating to the WINCO Litigation, the Corporation will pay to you twenty-five percent (25%) of any judgment and/or settlement to which the Corporation becomes entitled as a result of the WINCO Litigation, whether such judgment and/or settlement is in the form of a lump sum payment or stream of payments.

                  (b) In the event of a lump sum payment, the Corporation will pay to you twenty-five percent (25%) of the lump sum payment


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Mr. Richard J. Reason
January 1, 1996
Page 6


so received within thirty (30) days of receipt of such payment by the Corporation.

                  (c) In the event that the judgment award and/or settlement is in the form of a stream of payments (i.e. royalty), the Corporation shall pay to you twenty-five percent (25%) of the payments received by the Corporation at least quarterly and will provide to you access to the Corporation's records as necessary to verify the amount of such payments. The obligation of the Corporation to make such payments shall continue for the life of United States Patent No. 4,598,614 which is the subject of the WINCO Litigation.

         5. Business Expenses

                  The Corporation shall pay or reimburse you promptly upon presentation of appropriate vouchers for all travel, business, and entertainment expenses reasonably incurred by you in connection with the Corporation's business provided that such expenses are of a type normally deductible by the Corporation for federal income tax purposes and shall have been sufficiently documented to support such deduction. For such purpose, you shall submit to the Corporation periodic reports of such expenses and other disbursements. The Corporation shall reimburse you for your airline tickets consistent with prior Corporate practice. In addition, the Corporation shall pay on your behalf the monthly membership dues for the Birmingham Country Club during the term of

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Mr. Richard J. Reason
January 1, 1996
Page 7



this Agreement.

         6. Termination.


                  This Agreement shall terminate upon your death or disability, except that (i) in the event of such termination prior to the payment to you of the full Bonus as provided in Section 3(e) above, the unpaid portion of the Bonus shall be paid to your heirs, executors and assigns, but otherwise as provided above, and (ii) in the event of termination as a result of your death or disability prior to the payment to you of all thirty-six (36) deferred compensation payments pursuant to Section 3(f), the deferred compensation payments shall be continued to be paid to you and/or your surviving spouse as more fully described in Section 3(f). Disability shall mean physical or mental illness which, in the reasonable opinion of the board of directors of the Corporation, results in your inability to perform the duties required under this Agreement for (a) a period of six (6) consecutive months, or (b) any twelve (12) months within any twenty-four (24) month period. Except as specifically provided herein, such disability shall constitute a termination of this Agreement.

         7. Confidential Information, Inventions, Etc.

                  (a) You shall not during the term of this Agreement or after termination, directly or indirectly,

                            (i) Attempt to induce any employee of the
Corporation to render services for any other employer; or



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Mr. Richard J. Reason
January 1, 1996
Page 8


                            (ii) Use or furnish to anyone (except as required in
the ordinary course of performing your employment duties for the Corporation) any confidential information, invention, discoveries, technical data, product data, financial data or trade secrets relating to the Corporation's business, including information relating to processes, or contracts involved in such business, or the design, production, sale, or distribution of any products of the Corporation, or the personnel of the Corporation or their compensation or employment arrangements, or the identity of, or products purchased, or prices paid by, customers of the Corporation. Records prepared by you or that come into your possession during your employment are and remain the property of the Corporation, and when your employment terminates, such records and any copies or summaries must be left with the Corporation. The Corporation shall be entitled to injunctive relief if you violate this Paragraph, in addition to any other remedy provided by law.

                  (b) You will treat as for the sole benefit of the Corporation, and fully and promptly disclose and assign to the Corporation, without additional compensation, all ideas, discoveries, inventions and improvements, whether patentable or not, which relate to the business, activities or interests of the Corporation or which result from or relate to the subject matter of any work which you may do for, on the premises of, at the expense of, or on behalf of the Corporation, and which are or have been




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Mr. Richard J. Reason
January 1, 1996
Page 9

made, conceived or reduced to practice by you, alone or jointly with others, during or after usual working hours, either on or off your job, while you are employed by the Corporation. All such ideas, discoveries, inventions and improvements which you may claim to have been conceived by you, solely or jointly, within six (6) months after the termination of such employment shall be presumed to have been made during such employment unless you prove otherwise.

                  At the Corporation's expense, at any time during or after such employment, you will sign all papers and do such other acts as the Corporation deems necessary or desirable or may reasonably require of you to assign and protect the Corporation's or its nominee's rights to such ideas, discoveries, inventions and improvements, including applying for, obtaining and enforcing patents, trademarks or copyrights on such ideas, discoveries, inventions and improvements in any and all countries of the world.

         8. Covenant Not to Compete and Confidentiality.

                  (a) For so long as you are employed in any capacity by the Corporation and for a period of one (1) year following termination of your employment, you will not, without the prior written consent of the Corporation, directly or indirectly engage, participate or invest (as an owner, partner, shareholder, director, officer, employee, joint venturer, agent, representative or independent contractor, or in any other capacity calling for the




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Mr. Richard J. Reason
January 1, 1996
Page 10

making of any investment or the rendition of any personal services or any acts of management, operation or control, other than as an owner of not more than five percent (5%) of the securities of any company whose common stock is listed on a national securities exchange or registered under the Securities Exchange Act of 1934) in any business which is competitive with the Corporation's business in any geographic area in which the Corporation is conducting its business.

                  (b) Except as may be required in the ordinary course of your employment or upon the written consent of the Corporation, you, shall not, directly or indirectly, use or, except as may be required by law, disclose or furnish to any person, company or other entity (other than with the consent of the Corporation) at any time, both before or after expiration or termination of this Agreement, any trade secret or other confidential information not known or readily available to the public which is proprietary to the Corporation relating to the business, customers, marketing strategies, pricing, financial statements, conditions or operations of the Corporation or any of its affiliates.

                  (c) You acknowledge that your compliance with the provisions of this Section 8 is necessary to protect the goodwill and other proprietary rights of the Corporation; that you have been an officer and director of the Corporation and are conversant with the affairs, operations, trade secrets, customers and other

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Mr. Richard J. Reason
January 1, 1996
Page 11

proprietary information and data of the Corporation; and that your failure to comply with the provisions of this Section 8 will result in immediate, irreparable and continuing damage to the business of the Corporation for which there would be no adequate remedy at law. In recognition of the foregoing, the parties agree that if you shall fail to comply with the provisions of this
Section 8, the Corporation and its successors and assigns shall be entitled to injunctive relief, damages, and to such other and further relief as may be deemed proper and necessary by any court of competent jurisdiction (including without limitation courts located within the jurisdiction in which you are then employed or engaged in any such activity) in order to ensure your compliance with the provisions of this Section 8.

         9. Successors or Assigns.

                  This Agreement shall be binding upon the successors and assigns of the Corporation, any assigns of all or substantially all of its business, and any other corporation into which the Corporation may be merged or with which it may be consolidated. This Agreement, and any rights you may have to receive payments, may not be assigned or pledged by you, except as specifically provided in Section 6 of this Agreement regarding the payment of the Bonus and deferred compensation.

         10. Other.

                  Any dispute or claim involving this Agreement shall be



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Mr. Richard J. Reason
January 1, 1996
Page 12


settled by an arbitration in Southfield, Michigan under the rules of the American Arbitration Association. Any dispute or claim shall be deemed waived unless arbitration is demanded within ninety (90) days of the occurrence giving rise to the dispute or claim. The arbitrator shall have no authority to change any provision of this Agreement; the arbitrator's sole authority shall be to interpret or apply the provisions of this Agreement. The decision of the arbitrator shall be final and binding and the exclusive remedy for any alleged breach of the employment relationship. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

                  Any notice given pursuant to this Agreement shall be deemed given when sent by registered or certified mail, postage prepaid and return receipt requested, addressed to the appropriate party: if to the Corporation at 1100 Woodward, Suite 241, Bloomfield Hills, MI 48304 and if to you, at the address indicated above, unless notice of a different address has been given.

                  This Agreement contains our entire agreement regarding its subject matter and supersedes all prior oral or written understandings and agreements regarding its subject matter. We can modify this Agreement only by a writing signed by both you and the Corporation. This Agreement is governed by Michigan law.
                  A default under this Agreement by Monroe shall also be deemed a default under (i) a certain Promissory Note dated as of


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Mr. Richard J. Reason
January 1, 1996
Page 13

January 1, 1996 by Noble International, Ltd. payable to Richard Reason, as Trustee of his Revocable Trust dated April 9, 1979, (ii) a certain Promissory Note dated as of January 1, 1996 by Noble International, Ltd. payable to The Richard J. Reason Irrevocable Trust for the Benefit of Victoria Aldrich and Peter Reason dated October 12, 1992; and (iii) all other documents executed in conjunction with a certain Stock Purchase Agreement dated as of January 1, 1996 by and among Richard J. Reason, Trustee of the Richard J. Reason Revocable Living Trust dated April 9, 1979, the Richard J. Reason Irrevocable Trust for the Benefit of Victoria Aldrich and Peter Reason dated October 12, 1992, Noble International, Ltd., Monroe Engineering Products, Inc. and Robert J. Skandalaris.

                  If you agree with the terms of this letter, please sign and return the enclosed copy to make it our binding agreement. This letter has been approved by the Corporation's board of directors.


                                           MONROE ENGINEERING PRODUCTS, INC.


                                           By:  /s/ Robert J. Skandalaris
                                                -------------------------------
                                           Its:  Chairman
Accepted and Agreed:

/s/ Richard J. Reason
-------------------------------
Richard J. Reason


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Mr. Richard J. Reason
January 1, 1996
Page 14




Accepted and Agreed:

NOBLE INTERNATIONAL, LTD.

/s/ Mark A. Davis
-------------------------------
By:  Mark A. Davis
Its: President

                                  AMENDMENT OF

                 EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENT


         This Amendment of Employment and Deferred Compensation Agreement (hereinafter "Amendment") is made and entered into this 30th day of December, 1996 by and between Monroe Engineering Products, Inc. ("Monroe") and Richard J. Reason ("Reason").

RECITALS:

                  WHEREAS, on or about January 1, 1996 Reason sold all of the issued and outstanding shares of Monroe to Noble International, Ltd. (the "Sale") and in connection with the Sale Monroe agreed to employ Reason under certain terms and conditions, which were outlined in the Employment and Deferred Compensation Agreement dated January 1, 1996 (the "Employment Agreement").

                  WHEREAS, in connection with the Sale Reason made certain representations and warranties regarding the profitability and sales of Monroe which were integral to the compensation and bonus outlined in the Employment Agreement.

                  WHEREAS, Monroe has failed to achieve the sales and profitability level anticipated in connection with the Sale.

                  WHEREAS, in consideration of Monroe's performance Reason has agreed to amend the Employment Agreement to eliminate certain provisions of the Employment Agreement and to modify certain provisions regarding bonuses to be provided by Monroe.


         NOW THEREFORE, for and in consideration of the promises and mutual agreements herewith set forth, the parties hereto agree as follows:


         Section 1. Bonus. The parties hereby agree that paragraph 3(e) of the Employment Agreement is amended to provide for a bonus of $25,000.00.

         Section 2. Security. The parties hereby agree that there shall be no security for the payment of the bonus, and that any previously existing security in the way of a Letter of Credit from Comerica Bank shall, to the extent of the security provided for payment of the bonus, be terminated.

         Section 3. Continuation. Except as provided above, the Employment Agreement shall continue in full force and effect.

                                        1

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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day first above written.


WITNESSES                                      "REASON"


                                               /s/ Richard J. Reason
__________________________                     _________________________________
                                               Richard J. Reason


__________________________



                                               "MONROE"

                                               MONROE ENGINEERING PRODUCTS, INC.

                                                /s/ Robert J. Skandalaris
__________________________                      _______________________________
                                                By:  Robert J. Skandalaris
                                                Its: Chairman



_________________________
                                        2